EXHIBIT 99.1

WLG Inc. Reports Increase in First Quarter 2008 Revenues of $54 Million -- Up 84% Over Prior Year Revenues of $29 Million

Chicago.—(PR Newswire)—May 20, 2008--WLG Inc. ("WLG") (OTCBB: WLGI.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the three months ended March 31, 2008.

Financial Overview -- Revenues reach $54 million in Quarter 1 - 2008

WLG reported increases in revenues of $24.8 million and gross profit of $2.0 million for the first quarter of 2008, over the same period in 2007. Revenues for the first quarter of 2008 were $54.1 million, compared to $29.3 million last year. Gross profit increased by 42% to $6.7 million from $4.7 million in 2007. Net income before taxes is $87,000 for the first quarter of 2008, compared to $238,000 in 2007. The drop in net income before taxes of $151,000 is mostly attributable to higher non-cash charges and interest expense in the first quarter of 2008 over the same period in 2007, which, together, combined for an increase of approximately $196,000.

Non-cash charges for depreciation and amortization in the first quarter of 2008 rose by $76,000 to $318,000 from $242,000 over the same period last year. Net interest expense increased by $120,000 in the first quarter of 2008, compared to the first quarter of 2007. Substantially all of the increase in non-cash charges and interest expense is attributable to an acquisition completed by WLG in July 2007.

WLG's assets at March 31, 2008, were $41.5 million, compared to $25.4 million as of March 31, 2007, for an increase of $16.1 million, while total liabilities increased by $10.3 million.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer commented, "I am pleased to report that revenues, gross profit and operating income are all up in the first quarter of 2008, compared to last year. Looking back for a moment, I would like to note that WLG completed the acquisition of World Commerce Services, LLC, ("WCS") in July 2007. This was a major acquisition for us, and we are continuing to integrate WCS into our US operations, a process we started in 2007. WCS is a full-service logistics company with customers that specialize in importing goods from Asia. Prior to completing the acquisition, we believed WCS would provide us with a number of synergies, including eliminating costs, consolidating some of our US operations, using WCS's office network in the US and expanding services to both our customers and those of WCS. As we go forward and realize the benefits of these changes, we expect to see a very positive effect on our profitability. I would also like to point out that our operations in the UK were negatively impacted by additional one-time costs and lost gross profit of approximately $222,000 in the first quarter of 2008, caused by the bankruptcy of a large customer and the one-time charges of moving to a new office and warehouse facility. Even with these events, we believe that our first quarter results are very positive, particularly in the face of the news of a slowing US economy.

As just noted, we are alert to the unfolding economic issues that may affect our industry, and we intend to monitor these closely over the coming months. However, we are pleased with our performance in the first quarter of 2008, and we are committed to increasing our revenues and profits for the remainder of 2008."

About WLG Inc.

WLG Inc. is an international, non-asset based, third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its regional and international operations. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at http://www.wlglogistics.com/.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, WLG's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many of WLG's competitors, and the need for WLG to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect WLG are included in WLG's filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Reconciliation of Non−GAAP Measures

WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (ÒGAAPÓ) that is most directly comparable to EBITDA. Moreover, the presentation of EBITDA is relevant and useful because we believe that EBITDA is the most frequently used measurement by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of our competitors.

The following table reconciles WLG’s EBITDA with net income applicable to common stock as derived from WLG’s unaudited financial statements for the three months ended March 31, 2007 and 2008:

WLG Inc.

Reconciliation of Non-GAAP Measures

For the three months ended March 31		2007		2008

	$	('000)	$	('000)

Net income (loss) applicable to common stock		128		(16)

Add back:

Dividends on preferred stock		22		22
Income taxes		88		81
Interest expense		118		244
Interest income		(9)		(15)
Depreciation and amortization		242		318
Total add backs		461		650

EBITDA		$589		$634

Contact:
Chris Wood
chrisw@hk.wlglogistics.com